EXHIBIT 10.1

2011 Long Term Incentive Plan

The Mid-America Apartment Communities, Inc., or MAA, 2011 Long Term Incentive Program, or Plan, covers the twelve month performance period beginning on January 1, 2011 and ending on December 31, 2011.  Any awards earned under the Plan will be issued in shares of restricted stock of MAA based on MAA’s closing common stock price on the first market day of 2011. All shares issued under the Plan will be issued pursuant and subject to MAA’s 2004 Stock Plan, or the 2004 Plan. The amount of awards earned will be based on a percentage of annual base salary as of November 1, 2010. The percentage of base salary earned will be split between three categories: Absolute Total Shareholder Return, or TSR, Relative TSR and FFO per Diluted Share and Unit. Participants will have total award opportunity percentages between 0% and 150%.

Each category will operate as follows:

Absolute TSR

The Absolute TSR category will be earned dependent on MAA TSR performance over the performance period reaching pre-defined levels. Absolute TSR must reach a pre-defined minimum level over the performance period to earn any shares of restricted stock.

Any shares of restricted stock earned in the Absolute TSR category will be issued on March 1, 2012 and will vest 50% on March 1, 2012 and 50% on March 1, 2013, dependent upon continued employment in good standing through each vest date.

Relative TSR

The Relative TSR category will be earned dependent on MAA TSR performance over the performance period as compared to the Apartment REIT Sector reaching pre-defined levels. Relative TSR must reach a pre-defined minimum level over the performance period to earn any shares of restricted stock.

Any shares of restricted stock earned in the Relative TSR category will be issued on March 1, 2012 and will vest 50% on March 1, 2012 and 50% on March 1, 2013, dependent upon continued employment in good standing through each vest date.

TSR Calculations

For purposes of this Plan, all TSR performance will be calculated as the change in closing common stock price plus dividends on an annualized basis. The beginning price for all TSR calculations will be the closing market price on the first market day of 2011. The ending closing price for TSR calculations will equal the average of all of the closing prices in the month of December 2011.

FFO per Diluted Share and Unit

The FFO per Diluted Share and Unit, or FFO per Share, category will be dependent upon MAA’s average FFO per Share growth for the three calendar years of 2009, 2010 and 2011 as compared to the average FFO per Share growth for the Apartment REIT Sector for 2009, 2010 and 2011, reaching pre-defined levels. FFO per Share must reach a pre-defined minimum level over the performance period to earn any shares of restricted stock.

The Compensation Committee of the Board of Directors has the authority to adjust disclosed FFO per Share values as they deem appropriate to remove the impact of anomalies on the calculation.

Any shares of restricted stock earned in the FFO per Share category will be issued on March 1, 2012 and will vest 50% on March 1, 2012 and 50% on March 1, 2013, dependent upon continued employment in good standing through each vest date.

Apartment REIT Sector

The Apartment REIT Sector performances will be the average of the following companies: AEC, AIV, AVB, BRE, CLP, CPT, EQR, ESS, HME, PPS, and UDR. For TSR calculations, any individual company will be excluded from the average if that company announces a material event which impacts their stock performance. An example of a material event would be an announcement resulting in the stock of the company no longer trading in its current form (due to a merger, the company going private, etc.).

Stock Prices

All stock prices are on a consolidated exchange basis and will be as reported by Yahoo Finance.

Dividends

Participants will be eligible to receive dividends on earned and issued shares of restricted stock during any and all applicable vesting periods.

Termination of Employment

Neither the adoption of the Plan nor the granting of any award under the plan shall confer upon any employee of MAA any right to continued employment with MAA, nor shall it interfere in any way with the right, if any, of MAA to terminate the employment of any employee at any time for any reason.

For purposes of the Plan, the following terms shall have the meanings ascribed to such terms in the 2004 Plan:

•	Cause
•	Change in Control
•	Disability
•	Retirement

In the event that a Participant voluntarily terminates his or her employment with MAA (other than as a result of Retirement) or such employee’s employment is terminated by MAA with Cause, all issued and vested shares will be retained by the Participant and any issued but unvested shares shall be immediately forfeited.

If a Participant’s employment with MAA is terminated as a result of death, Disability, Retirement, or without Cause, all issued and vested shares will be retained by the Participant and all issued an unvested shares will immediately vest upon the occurrence of such termination.

All issued but unvested shares shall automatically vest upon a Change in Control.

Equity Restructurings

In the event that any unusual or non-recurring transactions, including an unusual or non-recurring dividend or other distribution (whether in the form of an extraordinary cash dividend, dividend of shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities of MAA, issuance of warrants or other rights to purchase shares or other securities of MAA, or other similar corporate transaction or event affects the shares or other securities of MAA, then the Compensation Committee of the Board of Directors shall in an equitable and proportionate manner (and, as applicable, in such equitable and proportionate manner as is consistent with Sections 422 and 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder) either: (i) adjust any or all of (1) the aggregate number of shares or other securities of MAA (or number and kind of other securities or property) with respect to which awards may be granted under the 2011 Long Term Incentive Program; and (2) the number of shares or other securities of MAA (or number and kind of other securities or property) subject to outstanding awards under the 2011 Long Term Incentive Program, provided that the number of shares subject to any award shall always be a whole number; (ii) provide for an equivalent award in respect of securities of the surviving entity of any merger, consolidation or other transaction or event having a similar effect; or (iii) make provision for a cash payment to the holder of an outstanding award.